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                                                                  EXHIBIT 10-c-7

                                SEPTEMBER 8, 1999

ACCELERATION OF VESTING OF RESTRICTED STOCK -- REPURCHASE OF RESTRICTED SHARES AND LOANS TO OFFICERS

D. Decker updated the Board on the acceleration of the vesting of certain of the Company's restricted common stock and noted that the restriction would lapse during a period of time in which company officers and certain other "insiders" were precluded from selling any shares on the public market. After discussion and upon motion duly made and seconded, it was approved unanimously:

               WHEREAS, this Board of Directors adopted resolutions effective July 2, 1999 (the "July 2 Resolutions") providing for the acceleration of the earning of all shares of restricted Common Stock of the Company issued to employees or new hires under the Company's 1999 Long-Term Incentives Plan pursuant to the Company's Horizons, ICP, Key Contributor and MBO programs for fiscal year 1999 (the "Restricted Shares") whereby the Restricted Shares will be earned on October 1, 1999 upon the satisfaction of the conditions set forth in the July 2 Resolutions, as determined by this Board of Directors or by the committee of this Board established pursuant to the July 2 Resolutions (the "Acceleration"); and

               WHEREAS, the holders of the Restricted Shares will be subject to withholding tax with respect to such Restricted Shares upon such Restricted Shares being earned; and

               WHEREAS, in order to facilitate the payment of such withholding taxes by certain executive officers and employees of the Company (who are set forth on Exhibit A attached hereto) who are subject to certain restrictions on their ability to resell shares of Common Stock of the Company ("Insiders"), including the Restricted Shares, the Company desires (i) to purchase from each such Insider up to that number of Restricted Shares which shall yield proceeds to such Insider sufficient to pay taxes required to be withheld by law with respect to such Restricted Shares when such Restricted Shares are earned, at a price per share equal to the average of the daily sale prices of the Company's Common Stock over a five-day period to be determined by Credit Suisse First Boston Corporation and (ii) to make a loan to each such Insider who does not sell such Restricted Shares to the Company or otherwise tender funds sufficient to pay the withholding tax with respect to such Insider's Restricted Shares, which loan shall be in the principal amount required to yield proceeds to such Insider sufficient to pay taxes required to be withheld by law with respect to such Restricted Shares when such Restricted Shares are earned and shall be secured by all such Insider's Restricted Shares; and


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               WHEREAS, this Board of Directors acknowledges that such
         repurchases of Restricted Shares by the Company will not impair the capital of the Company; and

               WHEREAS, in the judgment of this Board of Directors, such loans to the Insiders may reasonably be expected to benefit the Company; and

               WHEREAS, the directors acknowledge that D.W. Decker has a financial interest in the actions effected by this Consent as to certain Restricted Shares granted to him and that Mr. Decker is executing this Consent insofar as it pertains to his Restricted Shares only because Section 141(f) of the Delaware General Corporation Law and the Company's By-Laws require that action by written consent be taken by all directors of the Company;

               NOW, THEREFORE, BE IT RESOLVED, that in connection with the Acceleration, the Company be, and it hereby is, authorized and empowered to repurchase from each Insider up to that number of Restricted Shares which shall yield proceeds to such Insider sufficient to pay taxes required to be withheld by law with respect to such Restricted Shares when such Restricted Shares are earned, at a price per share equal to the average of the daily sale prices of the Company's Common Stock over a five-day period to be determined by Credit Suisse First Boston Corporation; the consideration to be paid by the Company for such Restricted Shares to be paid from the surplus of the Company; and further

               RESOLVED, that shares of the Company's Common Stock acquired by the Company pursuant to the immediately preceding resolution be held in the Treasury of the Company; and further

               RESOLVED, that in connection with the Acceleration and in accordance with Article VI, Section 2 of the Company's By-Laws and
         Section 143 of the Delaware General Corporation Law, the Company be, and it hereby is, authorized and empowered to make a loan to each Insider who does not sell Restricted Shares to the Company or otherwise tender funds sufficient to pay the withholding tax with respect to such Insider's Restricted Shares, which loan shall (i) be in the principal amount required to yield proceeds to such Insider sufficient to pay taxes required to be withheld by law with respect to such Restricted Shares when such Restricted Shares are earned, (ii) be secured by all such Insider's Restricted Shares, (iii) bear interest at a rate per annum not less than the then applicable Short-Term Applicable Federal Rate under Section 1274(d) of the Internal Revenue Code on the date of the loan and (iv) be due and payable not later than the earliest to occur of (A) any sale of such Insider's Restricted Shares, (B) 10 days following the termination of such Insider's employment with the Company for any reason and (C) October 1, 2000; and further


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               RESOLVED, that each of (i) the form of promissory note (the
         "Note") attached hereto as Exhibit B to be executed by each Insider receiving the loan referred to in the preceding resolution and (ii) the form of pledge agreement (the "Pledge Agreement") attached hereto as Exhibit C to be executed by each Insider receiving the loan referred to in the preceding resolution and securing such Insider's Restricted Shares, be, and each of them hereby is, approved and adopted and that the officers of the Company be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company, to accept Notes and Pledge Agreements executed by such Insiders in substantially such forms, with such omissions or insertions therein as may be approved by the officer accepting the same, such officer's acceptance thereof to be conclusive evidence of such approval; and further

                  RESOLVED, that the officers and the Assistant Secretaries of the Company be, and each of them hereby is, authorized, in the name and on behalf of the Company, to take or cause to be taken such other actions and to execute and deliver, or cause to be executed and delivered, such instruments, certificates and other documents as any of them may deem appropriate to carry out the purpose and intent of the foregoing resolutions.


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